Exhibit 10.9
[●]
KLARNA GROUP PLC
and
SEBASTIAN SIEMIATKOWSKI

VARIABLE EQUITY
OPTIONS
AGREEMENT

TABLE OF CONTENTS

		PAGE

1.	Interpretation	2
2.	Grant of Options	5
3.	Vesting	5
4.	Ex Post Risk Adjustment and Malus Arrangements	6
5.	Exercise of the Options	7
6.	Retention	9
7.	Leaving employment	9
8.	Change of control	10
9.	Exchange	10
10.	Other corporate events	11
11.	Adjustment of the options	11
12.	Lapse of the options	12
13.	No Transfer	12
14.	Exercise of Committee Discretion	13
15.	Tax Liability	13
16.	Employment	13
17.	Miscellaneous	12
18.	Notices	14
19.	Entire Agreement	14
20.	Counterparts	14
21.	Severance	15
22.	Variation and Waiver	15
23.	Third party rights	16
24.	Governing Law and Jurisdiction	16

THE AGREEMENT IS MADE ON [●]
BETWEEN:
(1)KLARNA GROUP PLC, a public limited company incorporated and registered in England (company number 14467769) whose registered office is at 10 York Road, London, England, SE1 7ND (the “Company”); and
(2)Sebastian Siemiatkowski of [●] (the “Executive”).
WHEREAS:
(A)The Executive is a senior employee of the Klarna Group and the Company wishes to incentivise the Executive by granting to the Executive rights to acquire Shares.
(B)Accordingly, the Parties agree that the Company shall grant to the Executive share options on and subject to the terms and conditions of this agreement (the “Agreement”).
IT IS AGREED as follows:
1.INTERPRETATION
1.1.In the Agreement, the following words and expressions shall have the following meanings:

“Applicable Regulations”	means (i) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (CRD IV); (ii) the Guidelines on Sound Remuneration Policies as issued by the European Banking Authority (EBA); (iii) any local laws and regulations relating to remuneration; (iv) any rules issued by the Swedish Financial Supervisory Authority, or any other competent authority, relating to remuneration (including FFFS 2011:1); (v) any other law, regulation, directive, general guideline or rule of any governmental authority (including securities laws); and (vi) any legally binding administrative or judicial interpretations, decisions, orders and decrees thereof, in each case as amended from time to time and applicable to any member of the Klarna Group;

“Articles”	means the articles of association of the Company as amended or superceded from time to time;

“Board”	means the board of directors of the Company from time to time;

“Business Day”	means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

“C Share”	means a C share in the capital of the Company from time to time (and if there is a subdivision, consolidation or reclassification of such shares, the shares resulting from that event), having the rights and being subject to the restrictions set out in the Articles;

“Committee”	the remuneration committee of the Board or any sub-committee or person duly authorised by it;

“Control”	means the acquisition by a person (or a group of persons acting in concert) of the majority of the voting rights eligible to be exercised at a general meeting of the Company;

“Dealing Restrictions”	means any restrictions on dealing in Shares imposed by regulation, statute, order, or any code adopted by the Company as varied from time to time;

“Effective Date”	as defined in clause 8.1;

“Exercise Notice”	as defined in clause 5.1;

“Exercise Price”	means SEK [●]per Option Share;

“Initial Options”	means the number of Options granted on the date hereof as may be adjusted to reflect any adjustment to the numbers of Options or Option Shares pursuant to clause 11;

“IPO”	means the initial public offering of all or any of the shares (or securities representing shares) of the Company (including depositary receipts, American depositary receipts, American depositary shares and/or other instruments) on any market operated by the New York Stock Exchange or any other internationally recognised stock exchange;

“KBAB”	Klarna Bank AB (publ);

“KBAB Board”	means the board of directors of KBAB from time to time;

“Klarna Group”	means the Company, any subsidiary undertaking or any parent undertaking from time to time of the Company and any other subsidiary undertaking from time to time of a parent undertaking of the Company;

“Net Number of Shares”	means the number of Shares in respect of which the Options have been exercised on any occasion after deducting the number of Shares sold to cover the Tax Liability and the aggregate Exercise Price associated with such exercise;

“Option”	means the right to acquire a Share granted on the terms of the Agreement;

“Option Share”	a Share subject to an Option;

“Ordinary Share”	means an ordinary share of $0.01 each in the capital of the Company from time to time (and if there is a subdivision, consolidation or reclassification of such shares, the shares resulting from that event), having the rights and being subject to the restrictions set out in the Articles;

“Parties”	the parties to the Agreement;

“Retention Period”	as defined in clause 6;

“Share”	means one half of an Ordinary Share or a whole C Share;

“Shareholders’ Agreement”	means the Shareholders’ Agreement in relation to the Company dated 23 May 2024 as amended from time to time;

a.“Unvested Portion”	as defined in clause 3.1;

b.“Vest”	means the Executive becoming entitled to exercise an Option to the extent it has vested, subject to the terms of the Agreement and “Vesting”, “Vested” and “Unvested” shall be construed accordingly;

“Vested Portion”	as defined in clause 3.1; and

“Vesting Start Date”	as defined in clause 3.1;
1.2.Clause headings and words in italics are for convenience only and shall not affect the interpretation of the Agreement.
1.3.References to clauses are references to clauses of the Agreement.
1.4.Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.5.Unless the context otherwise requires, a reference to one gender shall include a reference to other genders.

1.6.A reference to writing or written includes any modes of reproducing words in a legible and non-transitory form.
1.7.Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.
1.8.A reference to legislation or a legislative provision is a reference to it as amended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that legislation or legislative provision.
1.9.A reference to a parent undertaking or a subsidiary undertaking means a holding company or a subsidiary (as the case may be) as defined in section 1162 of the Companies Act 2006 and for the purposes only of the membership requirement contained in section 1162(2)(b) and (d), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:
(a)another person (or its nominee), by way of security or in connection with the taking of security; or
(b)its nominee.
In the case of a limited liability partnership which is a subsidiary undertaking of a company or another limited liability partnership, section 1162 of the Companies Act 2006 shall be amended so that: (i) references in section 1162(2)(a) and (d) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (ii) the reference in section 1162(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.
2.GRANT OF OPTIONS
The Company hereby grants to the Executive [●] Options to acquire Shares at an Exercise Price of SEK [●] per Option Share (which the Company has determined is no less than the fair market value of a C Share on the Date of Grant) subject to the terms of the Agreement.
3.VESTING
3.1.Options shall, subject to clauses 4, 7, 8 and 10, Vest over four (4) years following the date hereof (the “Vesting Start Date”) as set out in clause 3.2, after which the Options that have Vested shall make up the “Vested Portion” and the Options that have not yet Vested shall make up the “Unvested Portion”.

3.2.The Options shall Vest in the proportions and at the times set out below:
(a)one quarter (¼) of the Initial Options (in case of a fractional number, rounded up to the nearest whole number) shall Vest on the first anniversary of the Vesting Start Date;
(b)one quarter (¼) of the Initial Options (in case of a fractional number, rounded down to the nearest whole number) shall Vest on the second anniversary of the Vesting Start Date;
(c)one quarter (¼) of the Initial Options (in case of a fractional number, rounded up to the nearest whole number) shall Vest on the third anniversary of the Vesting Start Date; and
(d)one quarter (¼) of the Initial Options (in case of a fractional number, rounded down to the nearest whole number) shall Vest on the fourth anniversary of the Vesting Start Date.

Time of Vesting	Calculation Formula	Rounding Rule

First anniversary of grant	VY1 = IOS/4	Up to the nearest whole number

Second anniversary of grant	VY2 = IOS/4	Down to the nearest whole number

Third anniversary of grant	VY3 = IOS/4	Up to the nearest whole number

Fourth anniversary of grant	VY4 = IOS/4	Down to the nearest whole number

IOS being the Initial Options
4.EX POST RISK ADJUSTMENT AND MALUS ARRANGEMENTS
4.1.While the Options are intended and expected to Vest in accordance with clauses 3.1 and 3.2, the KBAB Board with the involvement of the remuneration committee of the KBAB Board and risk functions (as relevant), will carry out an ex post risk adjustment review to ascertain that the Options shall only Vest if sustainable in respect of the financial position of KBAB and the Klarna Group as a whole and justified on the basis of the performance of the Klarna Group, KBAB, the relevant business unit and the Executive (malus arrangements).

4.2.In carrying out its review, the KBAB Board will consider applicable law and regulations (in particular, local laws and regulations) as well as the malus arrangements set out in KBAB’s remuneration policy with appendices (as applicable from time to time).
4.3.Following a review by the KBAB Board under clauses 4.1 and 4.2, and in other exceptional circumstances, the KBAB Board may, based on an application of the remuneration policy and malus arrangement referred to in clause 4.2, at any point in time up to any date on which an Option Vests, make any determination in respect of the Unvested Portion, including delaying the time of Vesting or determining that all or part of the Initial Options shall not Vest and become part of the Vested Portion in accordance with clause 3. If the KBAB Board determines that any part of the Unvested Potion shall not Vest then that portion shall lapse immediately on such determination and the Company shall notify the Executive of such lapse.
4.4.Any Vesting is always subject to KBAB or Klarna Group not benefiting from exceptional government intervention and any Vesting neither limiting KBAB’s or Klarna Group’s liability to maintain or restore a sound capital base nor entailing a situation where KBAB or Klarna Group fails to meet the combined buffer requirement or the leverage ratio buffer requirement.
4.5.The Executive shall not be entitled to any damages, payments or similar benefit following a decision by the KBAB Board in respect of this clause 4 (including the application of decisions made in accordance with clause 4.3).
5.EXERCISE OF THE OPTIONS
5.1.The Executive may only exercise an Option in respect of a C Share on or following IPO.
5.2.If the Executive wants to acquire an Ordinary Share he must exercise two Options.
5.3.The Executive may, subject to clauses 5.1, 5.2 and 5.5 and any Dealing Restrictions, exercise Options contained in the Vested Portion by:
(a)giving notice (the “Exercise Notice”) in the form set out in the Appendix to this Agreement (or in such other prescribed form notified to the Executive) to the Company or any person nominated by the Company;
(b)indicating on the Exercise Notice whether the Executive is exercising Options in respect of Ordinary Shares and/or C Shares; and
(c)paying to the Company the Exercise Price for the Option Shares in respect of which the Options are being exercised (or giving an undertaking in a form acceptable to the Company to make that payment).
5.4.Unless the Committee decides otherwise, any Exercise Notice shall, subject to clause 5.3 and any Dealing Restriction, take effect on the later of the date of receipt by the Company or its duly appointed agent of the notice and the Exercise Price.

5.5.Any exercise of Options shall be conditional on:
(a)the Executive entering into a deed of adherence to the Shareholders’ Agreement to the extent that the Shareholders’ Agreement remains in force at the time of exercise and delivering the executed deed of adherence to the Company unless the Executive is already bound by the Shareholders’ Agreement in respect of the Shares to be issued pursuant to such exercise of the Options;
(b)the Executive complying with the terms of clause 15 (Tax Liability); and
(c)the Executive entering into any tax election required by the Company.
5.6.The Executive may exercise Options on one or more occasions but can only exercise an Option once.
5.7.Subject to the Articles, clauses 5.9 and 5.10.and any Dealing Restrictions, the Company shall allot and issue the Shares in respect of which the Options have been exercised within 10 Business Days of the effective exercise of the Options and at completion of such allotment and issue, the Company shall, subject to clause 5.9 and the Articles:
(a)enter the Executive (or the Executive’s nominee, as appropriate) in the Company’s register of members as the holder of the number of Shares issued to the Executive;
(b)deliver to the Executive evidence of the number of Shares issued to him; and
(c)provided that, if at the time of the issue of any Ordinary Share, the Ordinary Shares are listed:
(i)on the New York Stock Exchange or NASDAQ, use its reasonable efforts to issue such Ordinary Share to Cede & Co (as nominee for the Depositary Trust Company); or
(ii)on any other stock exchange, use its reasonable efforts to issue such Ordinary Share so that it is admitted to listing and trading on the relevant stock exchange.
5.8.The Shares issued under clause 5.7 shall:
(a)be allotted and issued fully paid;
(b)rank pari passu and form one class with the fully paid Shares of the same class then in issue, subject to the Articles;
(c)be issued free from all liens, encumbrances and other charges thereon and shall confer the same rights as all the other Shares of the same class then in issue; and

(d)rank equally for all dividends and distributions announced, declared, made or paid in respect of any record date which is on or after the date of issue of the relevant Shares.
5.9.The allotment and issue of Shares shall be subject to any necessary consents under any relevant enactments or regulations for the time being in force and the Executive shall be responsible for complying with any requirements that the Executive needs to fulfil in order to obtain or avoid the necessity for any such consent.
5.10.If Options are exercised in respect of any Ordinary Shares when Ordinary Shares are listed as described in Clause 5.7(c) then the Company may decide to procure the transfer of such Ordinary Shares from an employee benefit trust to the Executive within 10 Business Days of the effective exercise of the Options instead of allotting and issuing such Ordinary Shares.
6.RETENTION
c.If the Executive exercises an Option contained in any part of the Vested Portion within one (1) year of that part becoming Vested (such period being the “Retention Period”) then the Executive shall be required to retain and not transfer or otherwise dispose of the Net Number of Shares the Executive acquires on such exercise before the end of the Retention Period.
7.LEAVING EMPLOYMENT
7.1.If the Executive ceases to be an employee or director of the Klarna Group for any reason other than as set out in clauses 7.2 and 7.3 then the Options contained in the Unvested Portion shall lapse on such cessation unless the Committee decides that the Options contained in such Unvested Portion shall continue on the terms of the Agreement.
7.2.If the Executive’s employment with the Klarna Group is terminated due to just cause for dismissal for personal reasons (Sw. saklig grund för uppsägning p.g.a. personliga skäl) or an immediate dismissal (Sw. avsked) based on the Swedish Employment Protection Act (Sw. lagen (1982:80) om anställningsskydd), or similar circumstances under applicable law then all the Options shall immediately lapse.
7.3.If the Executive dies, the Options contained in any Unvested Portion shall Vest on such event unless the Committee decides otherwise and the Options shall be exercisable for a period of one (1) year from the date of death after which they will lapse to the extent unexercised.
7.4.For the purposes of this clause:
(a)the date of cessation of employment or office is defined as the Executive’s last day of employment or office unless otherwise agreed by the Parties;

(b)the Executive shall not be treated as ceasing to be an employee or director of the Klarna Group until the Executive ceases to be an employee or director of all members of the Klarna Group.
7.5.If the Executive exercises Options after he has ceased to provide services to the Company or any of its subsidiaries as a director, officer, employee or consultant then he may only exercise those Options in respect of Ordinary Shares.
7.6.The Agreement shall be binding upon the Executive’s estate as well as for any beneficiaries and/or legatees as if such person(s) were the original Executive.
8.CHANGE OF CONTROL
8.1.Subject to clause 9, where a person (or group of persons acting in concert) obtains Control of the Company whether by way of a contractual offer, a scheme or arrangement or in any other manner (other than by the acquisition of shares through the exercise or vesting of employee share options or awards) then the Committee may decide that the Options contained in any Unvested Portion shall Vest to the extent determined by the Committee on the date on which the change of Control becomes unconditional (the “Effective Date”).
8.2.Options may be exercised to the extent Vested for a period of one month beginning on the Effective Date, after which period they will lapse to the extent unexercised.
9.EXCHANGE
9.1.If a company (the “Acquiring Company”) is expected to obtain Control of the Company and either:
(a)substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; or
(b)the Committee determines that Options should be automatically exchanged then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that Options (whether Vested or Unvested) will not lapse under clause 8.2 but will be automatically exchanged under this clause 9.
9.2.Where Options are automatically exchanged under this clause 9, the Executive shall be granted new options in exchange for the Options and the new options:
(a)must confer rights to acquire shares in the company that employs the Executive or another body corporate associated with that employing company;
(b)must be, in the Committee’s opinion, taking into account the Applicable Regulations, equivalent to the Options;

(c)are treated as having been acquired at the same time as the Options and Vest in the same manner and at the same time; and
(d)are subject to an agreement substantially similar to the Agreement.
9.3.In this clause 9, the “Committee” means those individuals who were members of the Committee immediately before the Effective Date.
10.OTHER CORPORATE EVENTS
i.If:
(a)a resolution is passed or an order is made for the winding up of the Company; or
(b)the Committee becomes aware that the Company is or is expected to be affected by:
(i)a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(ii)a demerger (in whatever form);
(iii)a special dividend or distribution; or
(iv)any other transaction which, in the opinion of the Committee, would materially affect the value of the Shares, the Committee may determine:
(c)that Options contained in any Unvested Portion shall Vest to the extent determined by the Committee; and
(d)the period of time during which the Options may be exercised, after which time they will, unless the Committee determines otherwise, lapse.
11.ADJUSTMENT OF THE OPTIONS
11.1.If there is
(a)a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(b)a demerger (in whatever form);
(c)a special dividend or distribution; or

(d)any other transaction which will, in the opinion of the Committee, materially affect the value of Shares, the Committee may adjust in such manner as it considers appropriate:
(i)the number or class of Shares or securities subject to the Option;
(ii)the number of Options subject to the Agreement; and/or
(iii)the Exercise Price.
11.2.On any adjustment pursuant to clause 11.1, the Exercise Price shall not be reduced below the nominal value of a Share (or relevant proportion thereof where a Share is less than a whole share) unless the Board is authorised to resolve and does resolve to capitalise from reserves an amount equal to the amount by which the total nominal value (or part thereof) of the relevant Share exceeds the total adjusted Exercise Price, and to apply such amount to pay up the relevant Share (or part thereof) in full.
12.LAPSE OF THE OPTIONS
12.1.If an Option lapses in accordance with the terms of the Agreement it cannot subsequently Vest and/or be exercised and the Executive has no rights in respect of it
12.2.An Option will lapse to the extent that it has not been exercised by September 5, 2029 being the date which occurs four years and six months from the date of the Agreement unless it lapses earlier in accordance with the Agreement.
12.3.An Option shall lapse if:
(a)the Executive becomes bankrupt or the Option is subject to distraint; or
(b)the Executive commits a material breach of the Agreement.
12.4.If an Option is due to lapse under more than one provision of the Agreement, the Option will lapse on the earliest date of lapse.
13.NO TRANSFER
The Executive may not transfer, assign, pledge, encumber or otherwise dispose of any Option or any rights in respect of it. If the Executive attempts to do so then the Option will immediately lapse. This clause does not apply to the transfer or transmission of an Option on the death of a Participant to his estate in accordance with applicable laws of descent.

14.EXERCISE OF COMMITTEE DISCRETION
Any exercise of discretion by the Committee pursuant to the Agreement shall take into account the Applicable Regulations as they relate to the Executive.
15.TAX LIABILITY
15.1.The Executive shall be responsible for and indemnifies the Company (for and on behalf of itself and any other member of the Klarna Group) for any tax liability relating to the Options (including any such liability arising in respect of the acquisition, holding and disposal of Shares acquired pursuant to the Options).
15.2.To the extent permitted under applicable law, where a Tax Liability arises (or would arise) for any member of the Klarna Group in respect of any exercise of the Options, the Options may not be exercised unless the Executive has either:
(a)made a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or
(b)entered into arrangements acceptable to that company to secure that such payment is made.
For the purposes of this clause, “Tax Liability” shall mean any amount of tax and/or employees’ social security (or similar) contributions (or any reasonable estimate thereof) which any member of the Klarna Group becomes liable to pay on the Executive’s behalf to the revenue authorities in any jurisdiction. No member of the Klarna Group makes any guarantees with respect to the Executive’s Tax Liability and shall not have any obligation to indemnify the Executive or otherwise hold the Executive harmless from any additional taxes or penalties.
16.EMPLOYMENT
16.1.The rights and obligations of the Executive under the terms of their office or employment with any past or present member of the Klarna Group shall not be affected by the Agreement and the Agreement shall not form part of any contract of employment between the Executive and any such company. For avoidance of doubt, the granting of the Options to the Executive shall not form the basis for any pension benefits or severance payments, nor create any obligation of continued employment of the Executive.
16.2.By entering into the Agreement, the Executive waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any past or present member of the Klarna Group for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from them ceasing to have rights under the Agreement as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Agreement or the provisions of any statute or law relating to taxation.
16.3.The Executive acknowledges that the Klarna Group will hold and process personal data concerning the Executive as described in the Schedule to the Agreement.
17.MISCELLANEOUS
17.1.The Executive undertakes to procure that they will not at any time be subject to a joint property regime requiring the consent of the Executive’s spouse in order for the Executive to be able to fulfil their obligations under the Agreement or in order for the Company to be able to enforce its rights against the Executive under the Agreement. The Executive further undertakes that an Option and any rights related thereto will at all times constitute the Executive’s sole property and will consequently be allotted to the Executive in case of a division of marital property or any similar division of property (whether by operation of law or otherwise). The Executive shall at the Company’s request provide evidence (to the reasonable satisfaction of the Company) that its obligations pursuant to this clause 17.1 have been and will be complied with.
17.2.The Parties agree, and undertake to procure, that the Agreement is not to be regarded as an unincorporated non-trading partnership (Sw. enkelt bolag) under Swedish law and that the Swedish Act on partnerships and non-registered partnerships (Sw. Lag (1980:1102) om handelsbolag och enkla bolag) is therefore not applicable to the Agreement. Should the Agreement nevertheless be regarded as such a partnership, the Executive to which any liquidation grounds under applicable law relate shall, at the Company’s request, be obligated to resign from such partnership (instead of liquidating the partnership).
18.CONFIDENTIALITY
18.1.The Executive shall treat the Agreement as confidential and shall not at any time disclose to any person information relating to the existence or the terms of the Agreement except to the extent:
(a)required by any applicable legal or regulatory requirement; or
(b)such information is in the public domain through no fault of, or breach of any confidentiality provisions by, the Executive.
18.2.The restrictions contained in clause 18.1 shall continue to apply without limit in time after any and all Options cease to exist.
19.NOTICES
19.1.Any communication and/or information to be given in connection with the Agreement shall be in writing in English and shall be delivered by email or other electronic form to:
(a)in the case of the Company: people.equity@klarna.com;

(b)in the case of the Executive: [●]
or to such other e-mail address as the recipient may notify to the other Party for such purpose.
19.2.A communication sent according to clause 19.1 shall be deemed to have been received at the time of completion of transmission by the sender except that if a communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9:30 am on the second of such Business Days.
20.ENTIRE AGREEMENT
20.1.The Agreement and the documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of the Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of the Agreement.
20.2.Each of the Parties acknowledges and agrees that it has not entered into the Agreement in reliance on any statement or representation of any person (whether a party to the Agreement or not) other than as expressly incorporated in the Agreement and the documents referred to in the Agreement.
20.3.Without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind the Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to the Agreement or not) and upon which it has relied in entering into the Agreement.
21.COUNTERPARTS
21.1.The Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.
21.2.The exchange of the Agreement (in counterparts or otherwise) by electronic means using DocuSign or otherwise shall be sufficient to bind the Parties to the terms and conditions of the Agreement.
22.SEVERANCE
22.1.If any provision of the Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of the Agreement will remain in full force and effect and will not in any way be impaired.

22.2.If any provision of the Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.
23.VARIATION AND WAIVER
No variation or abrogation of the terms of the Agreement shall be effective unless it is in writing and signed by or on behalf of the Parties.
24.THIRD PARTY RIGHTS
The Agreement does not confer any rights on any person or party (other than the Parties) pursuant to the Contracts (Rights of Third Parties) Act 1999.
25.GOVERNING LAW AND JURISDICTION
25.1.The Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.
25.2.Any dispute, claim or issue arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) in accordance with the ICC Rules of Arbitration in force from time to time. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English.
25.3.There shall be three arbitrators of whom the claimant shall nominate one, and the respondent shall nominate another. The third arbitrator, who shall act as the president of the tribunal, shall be jointly nominated by the two party-nominated arbitrators within thirty (30) days of the date of the confirmation or the appointment of the co-arbitrators or any other time limit agreed by the Parties or fixed by the ICC Court. In the event any arbitrator is not timely nominated as provided herein, then such arbitrator shall be appointed by the ICC Court. Each Party expressly agrees and consents to this procedure for appointment of such arbitrator and waives any right to choose its own arbitrator in the event it was not timely nominated.
25.4.Unless otherwise agreed by the Parties, the Parties undertake to keep confidential in relation to any arbitration under the Agreement, and to use only in connection with the arbitration: (a) the fact that an arbitration is taking place, and the identity of the Parties and the arbitrators in the arbitration, (b) all arbitration awards or orders made by the tribunal, and (c) the content of any submissions (oral or written) made by any party, any witness statements or expert evidence or other material created for the arbitration, and any documents or other evidence or material disclosed or produced in the arbitration (whether on a voluntary basis or by order of the tribunal or a national court) not otherwise in the public domain, save and to the extent that disclosure may be required of a party by law or in order to pursue or defend a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority and, in those circumstances, the disclosing party shall disclose no more than is necessary. All hearings shall be private and confidential.

The Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a DEED for and on behalf of	)
KLARNA GROUP PLC by	)
)
Michael Moritz	)
……………………………………………..	……………………………………………..
Director	)
)
[●]	)
……………………………………………..	……………………………………………..
Director/Company Secretary

EXECUTED as a DEED by	)

	) )	………….…….……….… (Signature)
SEBASTIAN SIEMIATKOWSKI

in the presence of:	)

………….…….……….….……………

(Signature of witness)

Name of witness: [●]

Address of witness: [●]

EXERCISE NOTICE
To:
The Directors
Klarna Group plc
10 York Road
London
England
SE1 7ND
Exercise Notice
I wish to exercise ________ Options granted to me pursuant to the Variable Equity Options Agreement made between Klarna Group plc and myself dated ____________ (the “Agreement”) in respect of:
●    ………………………………C Shares; and/or
●    ………………………………Ordinary Shares.
I confirm that I have …………………………Vested (exercisable) Options outstanding under the Agreement.
Note:
If you wish to acquire Ordinary Shares then you must exercise two Options in respect of each Ordinary Share you wish to acquire.
Payment of the Exercise Price
I hereby undertake to pay the Exercise Price in respect of the Options I wish to exercise under this Notice by one of the two methods below:1
•by authorising the Company to procure the sale of sufficient Ordinary Shares to cover the Exercise Price and Tax Liability;or
•making an electronic transfer to the Company of the Exercise Price and the Tax Liability in such amount, and to such a bank account, as is notified to me by the Company.
1 Delete as applicable.

Conditions of Exercise
I understand and acknowledge that this exercise of Options is conditional upon myself complying with the terms of clause 15 (Tax Liability) of the Agreement and entering into any tax election required by the Company.
Allotment and issue of Shares
I acknowledge and agree that the Company shall allot and issue or transfer (as applicable) the Shares in respect of which I am exercising my Options pursuant to this Notice on the terms and subject to the conditions set out in clauses 5.7 to 5.10 of the Agreement.
Terms defined in the Agreement have the same meanings when used in this Exercise Notice.
Signed
……………………………………….

SCHEDULE
DATA PROTECTION INFORMATION
In order to implement, manage and administer the Option and the rights and obligations under the Agreement, the Company (the “Controller”) will collect and process the Executive’s (hereinafter referred to as the “Data Subject”) personal data (e.g. name, home address, identification number such as date of birth, social security number or identification number, nationality, title and position, employment status, number of Shares under the Option, the number of Option Shares exercised and details of Share ownership) (the “Personal Data”).
The Controller processes the Personal Data for the purposes of (i) implementing, managing and administering the Option and the rights and obligations under the Agreement, (ii) defending itself against potential claims and (iii) complying with applicable laws and regulations (for the Company, specifically to comply with legal obligations to keep an updated share register and legal obligations on bookkeeping). The processing of Personal Data for purpose (i) is based on the Agreement, as the processing is necessary for the performance thereof. The processing of Personal Data for purpose (ii) is based on legitimate interests of the Controller to defend itself against potential claims. The Controller considers that its interests outweigh the interest of the Data Subject in not having their Personal Data processed for this purpose. The Data Subject may contact the Controller if they wish to receive more information about the balance of interests. The processing of Personal Data for purpose (iii) is based on the obligation of the Controller to comply with legal obligations.
The Personal Data will only be processed as long as necessary for the purposes for which it was collected or as long as required under local law. This means that the Personal Data will be processed for purposes (i) for the duration of the Agreement, including any period after termination of the Agreement during which surviving clauses remain in force, for purpose (ii) until ten years after the Data Subject is no longer an instrument holder in the Company where necessary, and for purpose (iii) as long as required under any applicable law.
The Personal Data may be transferred to an affiliate of the Controller as may be necessary for the purposes or to any third party assisting the Controller therewith. Personal Data may also be shared prior to or in connection with a restructuring of the Klarna Group, a sale of the Company or any other member of the Klarna Group. The Controller may also disclose Personal Data to relevant authorities when obliged to do so under applicable law, regulation, or governmental decision. The Personal Data may be transferred to a country which is not included in the European Union or part of the European Economic Area. Such transfers will be based on binding corporate rules, an adequacy decision by the European Commission or Standard Contractual Clauses. The Data Subject may contact the Controller if they want to know more about any such transfer of Personal Data or to receive a copy of any applicable Standard Contractual Clauses.
The Data Subject may contact the Controller if they wish to receive more information about the processing of their Personal Data or to request a copy of their Personal Data. The Data Subject also has the right to request that the Controller rectify, erase or block their Personal Data or restrict the processing of their Personal Data. Further, the Data Subject has a right to receive their Personal Data in a structured, commonly used and machine readable format to transmit to another data controller. The Swedish Authority for Privacy Protection (Integritetsskyddsmyndigheten) has put together a more detailed description of what these rights entail, which may be accessed at https://www.imy.se/en/organisations/data-protection/this-applies-accordning-to-gdpr/the-data-subjects-rights/. If Data Subjects have complaints about the Controller processing of the Personal Data, they may lodge a complaint with the Swedish Authority for Privacy Protection or their equivalent authority in their local jurisdiction.
The Controller of the processing of Personal Data is Klarna Group plc. The Data Subject may contact the Controller with questions or concerns relating to their Personal Data at people.equity@klarna.com. The Data Subject may also contact Klarna’s Data Protection Officer at dataskydd@klarna.se.